Exhibit 99.1

Energy Transition Special Opportunities Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on June 4, 2026

New York, NY, June 1, 2026 – Energy Transition Special Opportunities (NYSE: ETSS U) (the “Company”) today announced that, commencing on June 4, 2026, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) included in the Units.

The Ordinary Shares and Warrants received from the separated Units will trade on the New York Stock Exchange (the “NYSE”) under the symbols “ETSS” and “ETSS WS”, respectively. Units that are not separated will continue to trade on NYSE under the symbol “ETSS U”. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Warrants.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but expects to target opportunities within the climate transition, specialty finance, renewable energy, and regenerative agriculture sectors.

The Units were initially offered by the Company in an underwritten offering. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as sole book-running manager. Copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Attention: Prospectus Department, 3 Columbus Circle, 24th floor, New York, NY 10019, or by email at capitalmarkets@cohencm.com.

The registration statement relating to the securities of the Company became effective on May 14, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”), which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact

Investor Contact:

Andy Childs
andy@conduitcapitalus.com

Press Contact:

Cindy Stoller
Confluence Partners
917-331-0418
cstoller@confluencepartners.com